Exhibit 5.2

April 14, 2026

Horizon Quantum Holdings Ltd.

29 Media Cir. #05-22

Singapore, 138565

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as United States counsel to Horizon Quantum Holdings Ltd. (formerly known as Horizon Quantum Holdings Pte. Ltd. and Rose Holdco Pte. Ltd.) (Company Registration No.: 202537774K), a Singapore public company limited by shares (the “Company”), in connection with your filing of a post-effective amendment (the “Amendment”) to the Registration Statement on Form F-4 (File No. 333-292737) (as amended, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 14, 2026 and declared effective on February 17, 2026, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) Class A ordinary shares (the “Class A Ordinary Shares”) of the Company, (2) Class B ordinary shares (the “Class B Ordinary Shares”), (3) Class A Ordinary Shares issuable upon the conversion of Class B Ordinary Shares, (4) warrants to purchase Class A Ordinary Shares (the “Warrants”) to be, and (5) Class A Ordinary Shares issuable on exercise of Warrants in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of September 9, 2025 (the “Business Combination Agreement”), by and among the Company, dMY Squared Technology Group, Inc., a Massachusetts corporation, Rose Acquisition Pte. Ltd, a Singapore private company limited by shares and a wholly-owned subsidiary of the Company, Horizon Merger Sub 2, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Holdco, and Horizon Quantum Computing Pte. Ltd., a Singapore private company limited by shares. This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of Singapore, we have relied upon the opinion dated on or about the date hereof of Rajah & Tann Singapore LLP relating to the Class A Ordinary Shares and Class B Ordinary Shares, which opinion is being filed as an exhibit to the Amendment.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that, the Warrants are legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Amendment, and we assume no obligation to revise or supplement this opinion after the effective date of the Amendment should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Amendment, to the use of our name as your counsel and to all references made to us in the Amendment and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP